UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2024

AMYLYX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41199	46-4600503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

43 Thorndike St., Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 682-0917

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AMLX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On March 14, 2024 (the “Effective Date”), the Board of Directors (the “Board”) of Amylyx Pharmaceuticals, Inc. (the “Company”) appointed Bernhardt Zeiher, MD, FCCP, FACP to fill a vacancy on the Board as a Class I director for an initial term expiring at the annual meeting of stockholders in 2025. Dr. Zeiher has also been appointed as a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”). Dr. Zeiher will replace Paul Fonteyne on the Nominating Committee, who has served as a member since 2021. Mr. Fonteyne will continue to serve as a member of the Compensation Committee of the Board.

Dr. Zeiher is a recognized industry leader who spent more than 10 years at Astellas Pharma, holding multiple roles of increasing responsibility in the drug development division, leading up to his role as Chief Medical Officer (“CMO”) from 2018 to 2022. As CMO, he led early and late-stage drug development, medical and regulatory affairs, pharmacovigilance, and quality assurance for an organization of nearly 3,000 global employees. Dr. Zeiher has also held a range of board appointments since 2014, including positions at PhRMA Biomedical Advisory Committee, TransCelerate Biopharma, Biotechnology Innovation Organization, Astellas Global Health Foundation, and most recently, Entrada Therapeutics (Nasdaq: TRDA), which he joined in 2023.

Under the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”), Dr. Zeiher is eligible to receive an annual retainer of $45,000 for serving on the Board, and an additional annual retainer of $5,000 for serving on the Nominating Committee. In addition, under the Compensation Policy, on the Effective Date, Dr. Zeiher will be granted an option to purchase the lesser of (x) a stock option with a value of $570,000, and (y) a stock option to purchase 50,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (the “Initial Grant”). One third of the Initial Grant will vest on the first anniversary of the Effective Date, and the remaining two-thirds will vest in equal monthly installments over two years, provided that all vesting will cease if Dr. Zeiher ceases to serve as a director. Additionally, under the Compensation Policy, as long as Dr. Zeiher remains a director, he will be eligible to receive an annual grant on the date of each annual meeting of stockholders of the Company following the Effective Date in an amount equal to the lesser of (x) a stock option with a value of $285,000, and (y) a stock option to purchase 25,000 shares (the “Annual Grant”). The first Annual Grant Dr. Zeiher receives will be pro-rated on a monthly basis for time served as a director. Grants made to continuing non-employee directors following the Company’s annual meeting of stockholders each year vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next annual meeting of stockholders, provided that all vesting will cease if the director ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. Each option granted under the Compensation Policy has a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2022 Stock Option and Incentive Plan) of the Common Stock on the date of grant.

There are no arrangements or understandings between Dr. Zeiher and any other person pursuant to which Dr. Zeiher was selected as a director. Dr. Zeiher is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMYLYX PHARMACEUTICALS, INC.

Date: March 14, 2024	By:	/s/ James M. Frates
James M. Frates
Chief Financial Officer